AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2000

REGISTRATION NO. 333-

           SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549

                         FORM SB-2

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      KINGDOM VISION
(Exact name of registrant as specified in its charter)

  Colorado                                       62-1813306
 (State of    (Primary standard industrial    (I.R.S. employer
Incorporation) classification code number) identification number)

        6727 Heritage Business Court, Suite 722
              Chattanooga, TN    37421
                   (423) 510-8383
     (Address and telephone number of Registrant's principal executive offices)

                 Dale Allison
          420 Blue Ridge Highway, Suite 201
            Blairsville, GA 30512
              (706) 745-1359
(Name, address, and telephone number of Agent for Service of Process)

Copies to:
Jody M. Walker, Esq.                        Malcolm D. Crawford, Esq.
7841 South Garfield Way                     3631 E. 7th Ave. Pkwy.
Littleton, CO 80122                         Denver, Colorado 80206
(303) 850-7637                             (303) 388-7752
(303) 220-9902 - facsimile                 (303) 388-7755 - facsimile

Approximate Date of Commencement of Proposed Sale to the
Public: Effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1993, check the following box

                     CALCULATION OF REGISTRATION FEE

Title of Each Class                                                  Amount of
Securities to be            Shares to be   Valuation   Aggregate   Registration
Registered                  Registered     Per Share    Valuation       Fee
Series KV Preferred Shares    7,000,000     $3.00      $21,000,000     $5,828



__________________
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  KINGDOM VISION NETWORK, INC.

            7,000,000 SERIES KV VOTING PREFERRED SHARES

Each Series KV voting preferred share is convertible into one
Series B common share commencing July 1, 2001.

We are a Christian based for-profit corporation and are developing a national television network for anointed ministry and spiritual dialogue covering the Kingdom with a broad basis of contemporary subject matter.


_________________________

This is our initial public offering and no public market current exists for our securities.

Consider carefully the risk factors beginning on page 8 in the prospectus.



                            Per Series KV
                       Voting Preferred Share     Total

Public Price                  $3.00           $21,000,000
Underwriting
   Commissions                  .15             1,050,000
Proceeds to Kingdom Vision    $2.85           $19,950,000


_________________________


Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

_________________________


Date:  May 31, 2000

TABLE OF CONTENTS


Summary of the Offering                                            5
Risk Factors                                                       6
Kingdom Vision                                                     7
Use of Proceeds                                                   12
Dilution                                                          12
Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                      13
Plan of Distribution                                              13
Management                                                        13
Principal Shareholders                                            18
Description of Company Securities                                 19
Legal Matters                                                     20
Reports                                                           20
Financial Statements                                              20

SUMMARY OF THE OFFERING

Corporate History   Kingdom Vision, Inc. was incorporated in
March 2000 under the laws of the State of Colorado.

Kingdom Vision's principal executive and administrative
offices are at 2033 East Warner Road, Suite 112, Tempe,
Arizona 85284.   These executive and administrative offices
are approximately 1,500 square feet with a rental of $2,700 per month for a three-year period.

We have leased an existing television production facility in The Carowinds Boulevard Business Center at 337 Carowinds
Boulevard, Fort Mills, South Carolina.   The lease is for
three years, at $7,048 per month, with annual cost of living adjustments.

Outstanding
   Securities    There are presently outstanding 2,000,000
Series A common shares and 6,502,000 Series B common shares. The Series A common shares have ten votes per share and the Series B common shares have one vote per share. The Series B common shares have priority in dividend payments, and upon sale, merger, or liquidation.

Operations   We are developing a Christian entertainment
television network. This television/multimedia network has recently been launched by Dr. Mark Hanby, founder and chairman of the board of directors, along with several other high profile leaders from around the United States. The mission of Kingdom Vision is to develop and provide a platform for anointed ministry and spiritual dialogue covering the Kingdom while providing television programming addressing a broad base of relevant and contemporary subject matter ranging from politics to business, health to education, marriage to music, ministry, race relations to entertainment, and sports to cooking.

The Offering   Up to 7,000,000 Series KV voting preferred
shares are being offered. Each Series KV voting preferred share is convertible into one Series B common share commencing
July 1, 2001.

Arbitrary Offering Price The aggregate offering price and number of the units to be offered was arbitrarily determined by Kingdom Vision.

Plan of Distribution   The Series KV preferred are being
offered on a "best efforts" basis by Gilchrist Securities
Company, Inc., a registered broker-dealer with the National
Association of Securities Dealers, Inc. with offices in Atlanta, Georgia and Birmingham, Alabama.

Gilcrest has received $10,000 and will receive an additional $40,000 during the course of the offering for expenses plus a 5% commission on sales made by Gilcrest. Additionally, Gilcrest will receive options to purchase 50,000 Series B common shares at the option price of $5.50 per Series B share expiring December 31, 2002.

No Escrow Account   There is no minimum offering amount.
Kingdom Vision has not established an escrow account.

There is no public market for the Series KV preferred.

Use of Proceeds   The proceeds from this offering will be used
for television production and general corporate purpose.

Kingdom Vision will use the net proceeds of the offering over the next twelve months.

Access to Information   We will afford prospective investors
the opportunity to ask questions concerning the terms of this
offering.   We will also provide any additional information
that we have in our possession (or which we can acquire without unreasonable effort or expense) that is necessary to verify the accuracy of any information set forth in this memorandum and its exhibits.

No Commitment of the Series KV preferred   No commitment by
anyone exists to purchase any of the Series KV preferred we are offering.

                         RISK FACTORS

1. We have a limited operating history and have no certainty of future operating results.

Since our incorporation in March 2000, our activities have been principally devoted to positioning ourselves to achieve our business objectives. We have had no operating revenue to date and expect to incur losses and administrative expenses until we begin the sales of our products or we receive
revenues from any of our proposed operations.    To date, we
have an operating loss of approximately $100,000 for the period from inception to April 30, 2000.

2. Our Christian philosophy may limit our ability to compete.

We may not be able to compete on the basis of attracting our
targeted customers due to our Christian philosophy.   Due to
this philosophy, we may not be able to complete solely on price, if at all.

3. We are dependent on third party vendors and may not be able to obtain the necessary services in a cost effective manner.

We must contract with third party vendors for our satellite dish and/or cable uplink and networks to carry our signal.
We cannot assure you that we will be able to develop the necessary strategic alliances on a cost competitive basis.

4. If our securities have no active trading market, you may not be able to sell your Series KV preferred easily.

We do not have a public market for our securities, nor can we assure you that a public market will ever develop.
Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

5. We have made forward-looking statements that may not prove to be correct.

The statements contained in this Prospectus that are not historical fact are forward-looking statements, as the term is defined in the Reform Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with this initial public offering. We have made the forward-looking statements with Management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Kingdom Vision, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Kingdom Vision, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

6. We may never meet the requirements to be quoted on NASDAQ. You may not be able to sell your Series KV preferred easily.

If the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake such compliance activities. Generally, the term penny stock refers to a stock
with a market price of less than $5.00 per share.   A market
in our stock may never develop due to these restrictions.


                              Kingdom Vision

General Corporate History

Kingdom Vision, Inc. was incorporated in March 2000 under the laws of the State of Colorado.

Kingdom Vision's principal executive and administrative
offices are at 2033 East Warner Road, Suite 112, Tempe,
Arizona 85284.   These executive and administrative offices
are approximately 1,500 square feet with a rental of $2,700 per month for a three-year period.

We have leased an existing television production facility in The Carowinds Boulevard Business Center at 337 Carowinds
Boulevard, Fort Mills, South Carolina.   The lease is for
three years, at $7,048 per month, with annual cost of living adjustments.

Synopsis and Summary of Television Production

The following is a narrative of a basic description for the layperson on how television and cable systems work.

Television shows are produced by program producers, recorded by production companies around the country and syndicated or sold to television networks. Television programs are generally recorded on Beta SP or DVC Pro formats. These programs are then downloaded into computer servers and scheduled for airing on specific dates and times. The computer commingles the programs with advertising and promotional spots.

From the computer server, the programs are then transmitted through an uplink facility. An uplink is a series of equipment that is designed to convert electronic signals to a radio frequency that is beamed to a particular satellite transponder. A transponder is an assigned frequency given to an uplink facility for the use of broadcasting data.

The transponder selected for Kingdom Vision Network has a footprint that covers the United States and small portions of Southern Canada and Northern Mexico. The network contracts with local cable systems and local independent television stations to receive their signal through a downlink system that has been installed at their location. The television stations and cable networks, in turn, electronically rebroadcast the television signal to homes, either by cable or terrestrial signal. Through the means of a viewer's personal television set, the signal is interpreted by their receiver into a visual image.

Revenues are generated through the sale of program airtime and commercial advertising airtime. Kingdom Vision Network will also be able to generate income by uplinking other networks' signals because of the type of transponder it has and the way the signal is uplinked. These revenue streams are based on the number of homes delivered to by each cable and television system. The more homes delivered, the higher the rate charged for program airtime and commercial spots. The major expense for television networks is in the production of made-for-television programs and purchasing of channel space on local cable systems.

The Kingdom Vision Network Distinction

What makes Kingdom Vision Network different from other television networks is our philosophy of developing made-for-television programs not carried by any other network, and the allure, spontaneity and charisma behind live-broadcast events. Kingdom Vision Network will have daily live, as-it-happens broadcasts from around the United States. Many of these live broadcasts will then be re-aired at a later time. With the mixture of drama, teaching, family-values programming, music, comedy and sports, Kingdom Vision Network will have a look and character unique and distinct from any other network.

With mass appeal, from the adolescent to the senior citizen, Kingdom Vision Network is anticipated to reach a broad-spectrum audience. Because of the relationships Kingdom Vision Network has with sports personalities, educators and theologians, program production companies and music companies, Kingdom Vision Network believes it has the ability to launch rather quickly through its network of ministries and sporting event represented by Kingdom Vision's management.

Production Facilities and Transponders

Our current plans for television for the Kingdom Vision
Network are as follows:

Production Facilities

We have leased a production facility and have set up master control in Fort Mills, South Carolina. This facility had been used by a post production company that recently moved. We have commenced television production in this facility and utilize a portable uplink truck that not only will have the capability to uplink our signal, but we will be able to uplink other networks as well.

 Our television blue print planning is for the creation of several production facilities complete with all required equipment, both fixed and mobile.

Instead of the extensive and expensive cost of purchasing new equipment, Dale Hill, our Executive Vice President/Television Production has already arranged for the purchase and lease of existing equipment including those of Dale Hill's existing, extensive production facilities at his company, the Broadcast Group in Chesapeake, Virginia (with its remote facilities).

In addition, we are currently producing television shows from Beyth Shan Foundational Ministries television studio.

As a result, Kingdom Vision already has the capabilities today to do events in several cities with the existing equipment, without the expenditure of a large amount of money for owned equipment.

The cost of remote trucks run from the least expensive, which is $750,000, to the most expensive of the four, which we have, is about $1.8 Million. However, because we are using it on a per-use basis, at some point, we will buy that equipment for our own remote facilities, but for now we will lease this equipment to get started.

Each truck is completely equipped with anywhere from five to eight cameras, four or more video recorders, all of the necessary audio equipment, all of the switching equipment.

This same equipment is used to do sporting events, conferences, and other such events for other networks. We are using the same facilities that other networks would use for program productions.

Our goal is to have several production facilities throughout the country that will provide programming for the Kingdom Vision Network in production studios operating from the ministries of our members of the board of directors and the National Executive Council.

Transponders. It is our objective to have a fully protective transponder operating 24-hours a day. It would be cost effective to start production with a protected transponder so that we would never lose signal if there were some type of "wash-out" from a satellite.

Transportable Uplink

We will acquire a transportable uplink for several reasons:

   - The first is that we can drive it on its own truck making it simpler for transportables;

   - It would give us the capability of not only uplinking our two networks, but it has the capability of uplinking the three networks as well.

What we plan to do is take an analog transponder and breaking it up into four parts.

   -   First, it would be for the transmission of KVN signal.
   -   Second, it would be used for a Family Type Network.
   - Third, it would be used for return signals that would give us the ability to do live events from the Beyth Shan Foundational Ministries Conference and some of the other conferences throughout the nation.
   - Fourth, it would be available for leasing out to another full-time network.

This strategy would use all four parts of the analog transponder to give us four digital signals.

What the transponder does is take the signal transmitted from an uplink facility and send it back to earth. A transponder is a satellite that is approximately 25,400 miles in the sky. It creates what is called a "footprint." In satellite terms, a footprint is the earth's geographic coverage of that satellite. The transponder that Kingdom Vision is considering has a footprint that gives us full coverage of all of the United States, a small part of Canada and Mexico. Also it is possible we will also have coverage that will cover Hawaii and Alaska, which is the capabilities of some but not all transponders.

We will be able to put in a digital receiver at a cable system or a television station, a church or an individual home, any place of our choosing. They will be able to receive our signal and watch all of our programming. We anticipate that the digital receivers will cost approximately $1,800 per unit. If we go sign up a cable system, one of our responsibilities will be to put their receiver unit in that cable system so they will be able to receive our digital signal.

Summary of the Kingdom Television Production Plan

The Television Cable System: A cable system is a receiver unit that receives many broadcast signals from the local television stations to all of the cable networks around the country. They rebroadcast that signal down to a coax cable and it is received into homes or businesses in local cities. Most cities in the United States today have a cable system. Very often a large company like Cox Communications, for example, owns cable companies all over the United States.
They are considered what's called an MSO. An MSO is a "Multiple Systems Operator." If we do a deal with Cox nationally, for example, that would give us all of the cable homes that Cox has all over the United States. Very often that could mean 30 to 40 million homes. A network attempts to sign-up with an MSO because that brings you so many more homes than trying to go to each small system individually. Obviously, our goal is to go after the MSOs.

We are looking at many ways to create both horizontal and vertical markets, which are dependent upon three key ingredients to make a network successful:

   - Programming and with the Kingdom Vision master control we will have the ability to operate other new networks at the same time. Master control operators would be the same for all of our networks, all from the same facility. This would mean more equipment for master control, but we would be able to share costs of the uplink facility and personnel and the rent on the complex.

   - The second key ingredient will be live programming. Management is already negotiating with some of the major Christian conference coordinators about giving us the rights to carry their convention or conference live on the network. There are many of these conferences that we can transmit or carry on the network, which would give us great marketing opportunities.

   - Management's discussion with ministries throughout the United States particularly through our board of directors and National Executive Council members is that there is a large request for those conferences from people around the nation. Our Christian conference programming would help us create a market demand so that the cable systems would be interested in our networks for that reason.

Summary of Kingdom Vision's Equipment Ownership/Lease Business
Philosophy

Our technical management have been looking at the best financial terms for our transponder requirements, working with uplink facilities, we've spent weeks on research for master control equipment because technology is changing and television is going digital, forcing television producers to change what they are doing in master control.

We are taking an analog transponder and breaking it up into four digital transponders because it's cheaper for us to rent the analog transponder than to try to go rent a digital.

Further, the Federal Communications Commission has mandated that all television signals convert from analog to digital and, depending on whether you're a broadcaster or cable company determines when that has to happen. Since the industry is going that way, by coming out in a digital mode, we're going to be ahead of some and right in line with the leaders.

Our philosophy is based on the "weak-link" in television programming that most networks are running the same program and there are very few networks out there doing original programming.

PROGRAMMING

Satellite and Cable Technology

We will develop a complete television system that will run 24 hours a day, 7 days a week via satellite.

Original Programming

We will go immediately into the production of original programming for the network. We believe three things that will make this network unique and different from the other
Christian networks are as follows:

   - First, exclusive programming, which means this is the only network carrying the programming;

   -   Second, new programming; and

   - Third, a significant amount of live programming from Christian conferences, family-values seminars, and topical lecturers and speeches.

The new programming will be teaching programs by Dr. Hanby, Randall Worley, and other ministers of national prominence.

We will also have new music programs, sitcoms, some mini-series, and many concerts and talk shows that will be produced exclusively for this network. The only way a viewer will be able to get this particular programming at home will be to have this network. This will be a key marketing strategy for us.

We have already commenced producing some of this programming; we are currently producing programming at out primary facility in the Charlotte, North Carolina area and at the Beyth Shan Foundational Ministries television studio in Crossville, Tennessee. Our goal is to have several production facilities throughout the country that will provide programming for the Kingdom Vision Network in production studios operating from the ministries of our members of the board of directors and the National Executive Council.

Proposed Shows

We are considering up to a two-hour a day show with Dr. Mark
Hanby that is proposed to include:

   -   One hour of teaching
   -   One hour "Live"

Additionally, we plan to develop other daily shows that we anticipate will include major ministers in the United States.

We intend to buy existing family shows to supplement our own original productions. Also, we plan to rerun Dr. Hanby's shows from 11:00 a.m. to 1:00 p.m. (subject to market demand by other sponsors). We will sell commercial time during the family shows, as well as time from ministries that promote concerts nationwide, rather than seeking donations or operating telethons.

Our programming will include:

Kingdom Teaching and Preaching          25%
Music Programming & Music
   Entertainment specials               20%
Sitcoms, Mini-Series & Movies           15%
News                                    10%
Sports & Outdoors	                       10%
Business & Technology                   10%
Health & Family                         10%
Children's Programming                  10%

MARKETING

Kingdom Vision Technology, Inc.

Kingdom Vision will continue to use our affiliated company Kingdom Vision Technology, Inc. Internet Access: SDEye.com. or by the use of its own domain name, Kingdom Vision proposes that the Promise Vision web site as well as our own virtual web site will promote the Kingdom Vision Network.

REVENUE SOURCES

Our directors, Arlen Best and Reggie White, who are also the executive officers of Kingdom Vision Technology and the SDEye
Internet ISP system, have agreed to sponsor us by buying time and paying for some of the production.

No donations will be solicited on the air. We will sell products and time slots to commercial sponsors.

Kingdom Vision has agreed to pay $15,000 a month for commercial time during Dr. Hanby's show.

Kingdom Vision will pay Kingdom Vision $15,000 a month to have ads for their long distance and Internet service, plus a 10% royalty on all clients using Kingdom Vision long distance, and $2.00 per month on each client using the Internet service.

As we obtain the necessary capital through the sale of debt and equity, we intend to establish satellite network program sales. On all 1/2-hour shows we can keep several minutes for commercial time. We will have 48 spots a day in which we can sell 30 second ad space to commercial viewers.

We anticipate we will receive a 10% royalty on all products sold to viewers.

Kingdom Vision will utilize other print and television media to advertise its network.

Strategic Alliances

We have developed strategic alliances with all of the Christian ministries associated with our board of directors and National Executive Council.

COMPETITION

Network television is dominated by NBC, ABC, and CBS, with approximately 30 percent of the television-viewing public watching those stations during a part of the day. A similar percentage watches their local stations and FOX Broadcasting, with approximately 20 percent for Discovery and ESPN/ESPN2. HBO and PBS command approximately 15 percent and 13 percent, respectively, and CNN, TBS, and A&E command approximately 10 percent. The networks with lesser viewing are USA Network, Nickelodeon, Cinemax, Disney, TNN, Showtime, History, Weather, Comedy Central, Movie Channel, and the Cartoon Network (in a descending order of percentages). However, Kingdom Vision Network anticipates appealing to a substantial number of viewers who not only watch the above networks, but also are devoted to religious channels.


                         USE OF PROCEEDS

Assuming the maximum $21,000,000 of the Series KV preferred stock are sold, the net proceeds of the offering will be used as set forth in the following table.

                            Assuming                            Assuming
                         $21,000,000 raised        %        $10,000,000 raised          %
Gross proceeds             $21,000,000           100.00%         $10,000,000        100.00%
Commissions                  1,050,000             5.00%             500,000          5.00%
Offering expenses               84,328              .004$             84,328           .84%
                            ----------        ----------         -----------      --------
Net proceeds               $19,865,672            94.60%         $ 9,415,672         94.16%

Completion of Family Network
   Building                 $2,500,000            11.90%          $1,250,000         12.50%
Lease of production office     454,000             2.16%             454,000          4.54%
Production of network        2,000,000             9.52%           1,000,000         10.00%
Cable agreement              4,000,000            19.05%           2,000,000         20.00%
Staff and salaries           2,208,000            10.51%           2,208,000         22.08%
Legal and accounting           200,000              .95%             200,000          2.00%
PromiseVision/SD Eye         2,000,000             9.52%           1,000,000         10.00%
Working capital              6,503,672           30.97%           1,303,672         13.04%

      Total Expended       $19,865,672           94.60%          $9,415,672         94.16%

Kingdom Vision anticipates that the proceeds from this offering, together with projected cash flow from operations, will be sufficient to meet estimated capital expenditures for the next twelve months. If cash flows do not develop as anticipated, Kingdom Vision will be required to obtain additional sources of capital.

The actual allocation of funds will depend on Kingdom Vision's success and growth. If results do not meet our requirements, we will reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

Pending application by Kingdom Vision of the net proceeds of this offering, such proceeds will be invested in short-term, interest-bearing obligations.


                             DILUTION

Further Dilution. We may issue additional restricted common and preferred shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of our securities and investors in this offering upon conversion.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements and other financial information included in this prospectus.

Trends and Uncertainties. Demand for Kingdom Vision's project will be dependent on, among other things, market acceptance of the Kingdom Vision Network concept, the quality of its entertainment and promotional merchandise, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of Kingdom Vision's activities will be the receipt of revenues from advertising on our network, Kingdom Vision's business operations may be adversely affected by Kingdom Vision's competitors and prolonged recessionary periods.

Capital and Source of Liquidity. All of the initial working capital has been obtained from the sale of initial working capital from officers, directors and affiliated persons. Kingdom Vision requires substantial capital in order to meet its ongoing corporate obligations and in order to continue and expand its current and strategic business plans.

On a long-term basis, liquidity is dependent on continuation and expansion of operation and receipt of revenues, additional
infusions of capital, and debt financing.   Kingdom Vision
believes that additional capital and debt financing in the short term will allow Kingdom Vision to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that Kingdom Vision will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations. Since inception, Kingdom Vision has not received any revenues from operations. Television programming has been progressing since early March 2000.

Plan of Operation.   Kingdom Vision is in the development
stage and has not conducted any significant operations to date or received any operating revenues. Kingdom Vision may experience problems; delays, expenses, and difficulties sometimes encountered by an enterprise in Kingdom Vision's stage of development, many of which are beyond Kingdom Vision's control. These include, but are not limited to, unanticipated problems relating to the development of the network, manufacturing costs, production and marketing problems, additional costs and expenses that may exceed current estimates, and competition.


             PLAN OF DISTRIBUTION

Determination of Aggregate Offering Price. The offering price and other terms of the Series KV preferred shares were arbitrarily determined by Kingdom Vision.

Plan of Distribution. The Series KV preferred are being offered on a best efforts basis by Gilchrist Securities
Company, Inc., a registered broker-dealer with the National
Association of Securities Dealers, Inc. with offices in Atlanta, Georgia and Birmingham, Alabama.

Gilcrest has received $10,000 and will receive an additional $40,000 during the course of the offering for expenses plus a 5% commission on sales made by Gilcrest. Additionally, Gilcrest will receive options to purchase 50,000 Series B common shares at the option price of $5.50 per Series B share expiring December 31, 2002.

No Escrow Account   There is no minimum offering amount.
Kingdom Vision has not established an escrow account.

Offering Period. The offering period will commence on the date of this prospectus and will terminate on June 30, 2001.


                             MANAGEMENT

Executive Officers and Directors

Our executive officers, directors, and key employees and their business experience follows:

Name                              Position

Dr. Mark Hanby, age         Chairman and Chief Executive
Officer
Randall Worley, age                 President and Director
Dale Hill, age              Senior Vice President/Technical
                                Productions and Director
Carl Thompson, age        Senior Vice President/Corporate
Development
Mark D. Hanby, II, age            Executive Vice President
                                 Chief Operations Officer
Arlen Best, age          Vice President Marketing/Public
Relations
Dale Bronner, age                          Director
Marc Harris, age                           Director
Eddie Long, age                            Director
Clarence McClendon, age                    Director
Earl Paulk, age                            Director
Carlton Pearson, age                       Director
Malcolm Crawford, age 69                   Director

Dr. Mark Hanby is the son of pioneering ministry parents and graduated Valedictorian of his high school in New York, while accumulating college credits from Columbia University through the New York State Advanced Student Regents Program. At age
18 he made the decision to continue in ministry. In 1966, he accepted the pastoral responsibility of a small congregation in Fort Worth, Texas, which became Truth Church, one of the first fully integrated "mega-churches" of this era, where he served until 1986. Located on more than 90 acres, Truth
Church included a 3,000 plus seat auditorium, multi-ministry facilities, 40 townhouses, and a joint ventured 790-unit apartment complex. With a focus on world missions, Truth
Church became a foundation for outreach, supporting 110 ministry families worldwide. Pastor Hanby's personal interest in world missions includes ministering in 60 countries on six continents. Dr. Hanby also initiated and developed Wide World
Ministries College of Spiritual Concepts and Music Ministry, recruiting students from across the country. He also founded the Wide World of Truth television program, one of the first church congregation-type programs on the Christian
Broadcasting Network, which aired weekly in more than 1,000 cities. After resigning his pastorate in 1986, Dr. Hanby launched The Mark Hanby Ministries, from which he has preached around the world, independent of denominational boundaries.
Dr. Hanby speaks at approximately 30 engagements per year, with audiences up to 25,000. Dr. Hanby is accepted as a "father in ministry" to more than 70 "Master Builder Sons" and gives oversight and covering to many others. He is a leading participant in key Christian national and international conferences. Dr. Hanby has seven published books, numerous ministerial audio and video tape series, and an estimated
3,500 audio tapes in archives at Beyth Shan Foundational
Ministries.  During his itinerate and early pastoral work, Dr.
Hanby earned a double Masters Degree in Ministry and Theology from American Bible School, Chicago, Illinois, and was awarded an honorary Doctorates in Ministry and Theology, as well as Masters Degrees in Theology. His dissertation, "The Renewing of the Holy Spirit," became the first of his writings to be published.

Dale Hill, since 1986, has been the President of The Broadcast
Group, Inc.  The Broadcast Group provides complete
broadcasting, production, and media services to individual and corporate clients.  From 1982 to 1986, Mr. Hill was Executive
Vice President, Broadcasting, of the PTL Television Network in
Charlotte, North Carolina.  His duties included manager of the television operations division and the satellite network
division.   He was the President of Sunrise Enterprises in
Dallas, Texas, 1981 to 1982; President of Video Ventures, Inc.
in Rocky Mount, North Carolina from 1978 to 1981; the
Operations Manager of the Broadcast Division of the PTL
Television Network in Charlotte, North Carolina from 1974 to
1977; and worked for Network Operations at Trinity
Broadcasting in Santa Ana, California during 1973. His history also has included serving as Operational Manager of Channel 16 in Greenville, South Carolina, 1973; and Production
Supervisor/Television Director for the Christian Broadcasting
Network ("CBN") from 1966 to 1972. His television network
clients include NBC, ABC, CBS, ESPN, CBN, PTL, TBN and
SHOWTIME.  He is a veteran of television broadcasting and is one of the pioneers of Christian television and international satellite technology.  This involves consulting on total media image to the design of facilities and training of both
technical and creative personnel to networks operations.  He has had hands-on experience in every aspect of media
presentation, television management, and production.  As a
successful television director, he has created many daily
syndicated programs and international ministries programs and traveled around the world, producing documentaries and special events, providing consulting services to various major
ministries, and creating programming for national cable
networks.

Pastor Randall Worley has been involved in full-time Pastoral and itinerate ministry for the last 22 years. In 1991, he became the Pastor of Lifespring Church in Charlotte, North
Carolina. Under his leadership, the congregation has gown from 18 to several hundred and the ministry has expanded to include a 40-acre church campus with over 40,000 square feet of facilities, where he founded and developed a curriculum for a two-year School of Ministry to develop pastors and leaders.
Many graduates have gone on to serve in various places in the world as pastors, evangelists, and missionaries. Pastor
Worley has traveled extensively in the United States, speaking in churches, conferences, and leadership seminars. He also serves as an overseer to many churches in the United States and abroad. His involvement with missions has taken him to eight countries on four continents. Pastor Worley's audio teaching tapes and newsletters have been distributed throughout the world. He has been awarded a B.A. Degree in Bible Studies from East Coast Bible College and a Master's
Degree in Education from Winthrop University.

Carl Thompson was the co-founder of AmeriVision
Communications, Inc. in 1991 and he served as Co-Chief
Executive Officer from 1991 until his resignation in 1998.
Under Mr. Thompson's leadership, AmeriVision and its affiliate, LifeLine Communications, grew to revenues of over $120,000,000 and contributed more than $45 million to nonprofit organizations and charities nationwide (more than $1,000,000 to pro-family organizations, Christian ministries, and conservative causes). This exponential growth, with over 1,200 shareholders, made AmeriVision a leader in the "Affinity
Marketing" of long distance and other telecommunications services to individuals and organizations that support strong family values such as Concerned Women for American, Christian
Broadcasting Network, Trinity Broadcasting Network, and
Christian Coalition. Also, markets AmeriVision served under


the LifeLiner Service Mark, while donating approximately 10% of designated revenues to organizations and churches supporting AmeriVision's strong family values. This makes
AmeriVision the largest affinity-based marketing reseller of telecommunications services to nonprofit organizations in the Series B Common shared states. Mr. Thompson's resignation was based upon his belief that AmeriVision was deviating from its Kingdom of Christ mission, including a dedication to multi-racial support. Since 1998, Mr. Thompson has been involved in the development of over 135 acres in the Edmonds, Oklahoma residential suburb in what he designated The Eagle's Cove, a private estate community with multi-million dollar homes on two to three acres.

Mark D. Hanby, II has been an Area Developer for the national chain of Schlotzsky's Restaurant in Arizona, California,
Kentucky and Tennessee. During his tenure, since 1992, he has been responsible for and contributed to the strategic planning, development, and opening of over 70 new Schlotzsky's
Restaurants. In his former state territory, from 1989 to 1992, he served as Vice President of Marketing for Pace
Setters Seminars of America.  He attended Dallas Baptist
University.

Arlen Best has served as President and Chief Executive Officer of Kingdom Vision Technology since its inception.  Mr. Best
also founded Apex Management Group, Inc. (an artist management group for Christian Gospel talent), and Millennium II
Consulting, Inc. in 1998, and has served as the President and
Chief Executive Officer of both corporations since inception.
Mr. Best also served as the National Vice President of United
Minority Contractors Association - Resource Group, Inc. From
1996 to 1998 he served as Vice President of Marketing and
Sales of AmeriVision Communications, Inc., another Christian-
based telecommunications company.  He served as Chief
Operations Administrator of Executive Management Services,
Inc. (a national marketing firm for implementation of
"affinity programs" for non-profit organizations) from 1994 to
1995; Chief Operations Administrator of The Executive Group,
Inc. from 1994 to 1995; and President and Chief Executive
Officer of Best-Way Enterprises, Inc.  Arlen had guaranteed
certain payments for three Mississippi companies where he
served as a senior executive and, upon default, he sought the protection of the Federal bankruptcy courts for the discharge
of those companies' debts in 1996.   Mr. Best has also served
the ministry since 1981.

Malcolm D. Crawford, General Counsel (ex-officio member of the
Board) is president of his Denver-based national corporate finance and securities law firm (since 1960). Mr. Crawford served as Legal/Financial Attache to the American Embassy in London, England, and Paris, France through presidential appointment; as Associate Professor of Law at the Universities of San Francisco and Denver Law School; and was a member of the Department of Economics at Yale College and Albertus
Magnus College (New Haven, Connecticut). Mr. Crawford has been awarded a B.A. Degree in Economics/Finance (with Honors) from the University of Colorado; an M.A. Degree from Harvard/Tufts Fletcher School of International Law and
Diplomacy and a J.D. Degree from the Yale Law School.

Reverend Dale C. Bronner is the Founder and Senior Pastor of
Word of Faith Family Worship Center, a seven-year-old interdenominational ministry thriving with more than 3,500 members. He is the author of numerous articles for the Atlanta Metro Newspaper and Upscale Magazine, a contributing writer for the books Man Power and Failure-The Womb of Success, and is the author of the book entitled Get a Grip.
He ministers to the Atlanta area via a daily telecast on the Atlanta Inter-Faith Network and via a daily radio broadcast on "Love 86" (860 am). Rev. Bronner serves on the Board of
Governors for the Christian Men's Network and is a member of the American Association of Christian Counselors, the Board of
Directors, and is part owner of Bronner Brothers Manufacturing
Company, a multi-million dollar family-owned corporation that has been in the hair care business for over fifty years. He is a graduate of Morehouse College, where he finished as the top student in the field of religion. He is presently working towards his Doctor of Ministry Degree from Christian Life
School of Theology.

Marc Harris is the founder and President of Pinnacle
Entertainment and President and CEO since 1997, and has a 13-year history in the music entertainment industry. Marc has performed on, written, arranged, and produced prerecorded music in excess of thirty albums throughout his career. These albums have generated over $35 million dollars in revenue for such companies as Sony, Arista, Capitol, MCA-Universal, Warner
Bros., Atlantic, EMI, Benson, Sparrow, AIR, Malaco, and Savoy
Records. A variety of these projects have surpassed the "Gold" (500,000) and "Platinum" (1,000,000) sales levels, and earned industry recognition through Grammy, MTV, Soul Train, Stellar, and Dove Awards. Marc's in-depth musical knowledge, skills, and experience have resulted in his creative work being embodied into the works of such talented songwriters, producers, and artists as Kenneth "Baby Face" Edmonds, R.
Kelly, Whitney Houston, Toni Braxton, Amy Grant, Michael
McDonald, Kirk Franklin, Carmen, After 7, The Winans, BeBe &
CeCe Winans, Yolanda Adams, Walter Hawkins, and The Clark
Sisters.

Bishop Eddie L. Long has been the pastor of New Birth
Missionary Baptist Church in Decatur, Georgia since 1987, during which time the congregation increased from 300 to approximately 24,000, with a 7,500 seat complex currently under construction in Lithonia, Georgia. This expansion includes television broadcasts on Trinity Broadcasting
Network, ABC, BET, German television, and the United States
Armed Forces station.  He has been named as one of America's
125 most influential leaders. He is the founder and CEO of Faith Academy, New Birth's School of Excellence, the Vice
Chairman of the Morehouse School of Religion Board of
Directors, and received the 1999 Legacy Award from Big
Brothers Big Sisters of Metro Atlanta. Bishop Long is the author and producer of numerous series, as well as his publications: I Don't Want Delilah, I Need You, and Taking
Over, books he has written about male/female relationships and about changing the traditional perspective of the church, respectively. Bishop Long has been awarded a B.A. Degree in Business Administration from North Carolina Central University and an M.A. Degree in Divinity from Atlanta's
Interdenominational Theological Center. He has been awarded honorary doctorate degrees from this undergraduate college and from Beulah Heights Bible College, where he served as an adjunct professor.

Bishop Clarence E. McClendon, DD, currently serves as the
Senior Pastor of the Church of the Harvest located in the inner city of Los Angeles with 12,000 members. He is the founder and president of Harvest Fire, Inc., a ministry that encompasses weekly national and international television and radio broadcasts accessible to 200,000,000 homes throughout
North American, Europe, Africa, and South
America. Bishop McClendon serves on the Bishop's Counsel of the Full Gospel Baptist Church Fellowship. He received his
Doctorate of Divinity from the Baptist Christian University
International of Orlando, Florida.

Bishop Earl Paulk is the Senior Pastor of the Cathedral at
Chapel Hill in metro Atlanta, Georgia and he serves on the governing board of the International Charismatic Bible
Ministries as a founding Trustee. He has also served on the Executive Committee of Churches United in Global Mission, founded by Robert Schuller. Locally, he serves on various boards, including the Atlanta Religious Mobilization Against
Crime, and Tikkun Ministries, a Jewish ministry. Bishop Paulk has written over fifteen books on the role of the church in modern society. He serves as President of Earl Paulk
Institute, the Cathedral's Bible School, which is a post-secondary school offering Bachelors and Associates degrees, as well as continuing education certificates. He holds a B.A.
Degree from Furman University, a Master of Divinity Degree from Candler School of Theology at Emory University, a Doctor of Theology Degree, as well as a Doctor of Divinity Degree.
He was named to the Office of Bishop in the International


Communion of Charismatic Churches in 1982.  Currently, Bishop
Paulk is Presiding Bishop of the International Communion of
Charismatic Churches.

Bishop Carlton Pearson is the Presiding Bishop of over 500 churches and ministries through the Azusa Interdenominational
Fellowship of Christian Churches and Ministries and has pastored Higher Dimensions Family Church for over 18 years, which has a congregation of over 5,000 members, in Tulsa, Oklahoma. For more than twelve years, Bishop Pearson has been the host and overseer of the annual AZUSA Conferences, held each year in Tulsa, and AZUSA Coast-to-Coast Conferences across America. In 1997, AZUSA held its first International
Conference in Durban, South Africa, and he is the founder and president of Higher Dimensions Ministries, a multi-faceted ministry. He is a Stellar Award-winner and Dove Award nominated recording artist, with three successful albums on the Warner Alliance record label, including Carlton Pearson and the Higher Dimensions Choir LIVE! and Carlton Pearson Live at Azusa. Carlton Pearson Live at Azusa 2; Precious Memories, won a Stellar Award for "Traditional Male Vocalist of the Year." His latest album, Carlton Pearson: Live at Azusa 3:
Reminding the Saints of the Hope, has just been released on the Atlantic Records label. Carlton serves on the Board of Regents at Oral Roberts University, and the Board of Trustees of the International Charismatic Bible Ministries. His weekly television program is "AZUSA - Your Best is Yet to Come."

National Executive Council.   Kingdom Vision has a National
Executive Council to give guidance for their ministries,
initially consisting of the following individuals, giving
Kingdom Vision a national presence in the Christian Ministry.

Dale A. Allison, Jr.          Church and Ministry Consultants,
                              Blairsville, Georgia
Ilene Andrews                 Administrator, Mark Hanby
Ministries
                              Chattanooga, Tennessee
Dean Baubach                  Secretary/Financial Advisor,
                              Mark Hanby Ministries,
                              Chattanooga, Tennessee
Pastor Robert Gonzalez        House to House Ministries,
                              Temecula, California
Fred Hammond                  Pres. & CEO, Face-to-Face
Productions,
                              Southfield, Michigan
Pastor Kimble Knight          Cool Springs Church,
                              Brentwood, Tennessee
Bishop Adolph Ludd            Christian Tabernacle World
Ministries,
                              Federal Way, Washington
 Anna McCoy                   CEO, RMC Group,
                              New York, NY
Bishop Andrew Merritt         Straight Gate Church,
                              Detroit, Michigan
Marva Mitchell                Revival Center Ministries,
                              Dayton, Ohio
Don Nori                      President, Destiny Image
Publishing,
                              Shippensburg, Pennsylvania
Dell Sanchez                  The Life Chapel,
                              San Antonio, Texas
Bishop Thomas Weeks           Greater Bethel Apostolic Temple,
                              Wilmington, Delaware
Reggie White                  President, Urban Hope
                              Green Bay, Wisconsin

Remuneration. Initial compensation to the executive officers is anticipated to be limited to only a $8,000 monthly salary for Mark D. Hanby, II for his services as Executive Vice President and Chief Operations Officer. The Broadcast Group, Inc. (Dale Hill, President) will receive $8,000 a month for consulting fees.

Employee Incentive Stock Option Plan. The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B common shares to be reserved for issuing to key executives, employees and consultants pursuant to the Plan. Up to 2,500,000 options may be granted. The Board of Directors plans to elect a compensation committee to award the options from time to time. Committee members may not be grantees while serving.

                            PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of the common stock of Kingdom Vision by each of Kingdom Vision's directors and executive officers, and as a group. The beneficial owner has sole voting and investment power with respect to the Securities indicated.

There are currently 2,000,000 Series A common shares and
6,502,000 Series B common shares outstanding.   There are no
Series KV preferred outstanding.

The following tabulates holdings of Series A and B common shares of Kingdom (on a fully diluted basis) by each person who, subject to the above at the date of this memorandum, holds of record or is known by management to own beneficially more than 5.0% of the Series A and B common shares and, in addition, by all directors and officers of Kingdom Vision individually and as a group.

                                                                Percentage
                                    Number & Class          of Series B Prior
to
Name and Address                      of Shares                 offering


Beyth Shan Foundational Ministries(2)       2,130,000 Series B       32.76%
P.O. Box 8093                              1,200,000 Series A       60.00%
Chattanooga, TN 37414

Dale Hill                                    500,000 Series B       7.69%
P.O. Box 6986                                400,000 Series A      20.00%
Chesapeak, VA 23323

Eddie Long                                   400,000 Series B       6.15%
2778 Snnapfinger Road
Decatur, GA 30034

Randall Worley                               400,000 Series B       6.15%
9149 Henry Harris Road                       200,000 Series A      10.00%
Ft. Mill, SC 29715

Carl Thompson                                400,000 Series B       6.15%
3600 Eagles Landing
Jones, OK 73049

Mark Hanby II                                400,000 Series B       6.15%
3752 E. Tanglewood                           200,000 Series A      10.00%
Phoenix, AZ 85048

Dale Bronner                                 300,000 Series B       4.61%
8959 Peach Ct.
Jonesboro, GA 30236-5359

Arlen Best                                   300,000 Series B       4.61%
1905 Ridge Crest Road
Edmond, OK

Earl Paulk                                   250,000 Series B       3.84%
1000 Cathedral Place
Decatur, GA 30034

Clarence McClendon                           250,000 Series B       3.84%
2600 South Labrea Avenue
Los Angeles, CA 90016


Marc Harris                                  250,000 Series B       3.84%
438 English Ivy Drive
Nashville, TN 37211

Carlton Pearson                              250,000 Series B       3.84%
8621 South Memorial Drive
Tulsa, OK 74133-4308

All Directors & Officers
as a group (12 persons)                    5,830,000 Series B      89.66%

-------------------
Pursuant to Rule 13d-3 under the Securities Exchange Act of
1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power
(including the power to dispose or direct the disposition)
with respect to a security, whether through a contract,
arrangement, understanding, relationship, or otherwise.
Unless otherwise indicated, each person indicated above has
sole power to vote, or dispose or direct the disposition of
all shares beneficially owned, subject to applicable community property laws.

(2)The Beyth Shan Foundational Ministries also own 1,200,000 shares of the Series A common shares; Dale Hill owns 400,000
(20%), and Pastor Worley and Mark D. Hanby, II each own
200,000 shares (10%). The Series A shares are junior to the Series B common shares in distribution of dividends and assets.

We do not know of any arrangements, including any pledge by any personnel, which would result in the change and control of Kingdom Vision.

All of the above shares have been, and will be, issued for services rendered in lieu of payment of cash received by the recipient and in lieu of cash payments made by the recipients.


                  DESCRIPTION OF COMPANY SECURITIES

Kingdom Vision is authorized to issue 10,000,000 Series A common shares, no par value per share, 40,000,000 Series B common shares, no par value per share, and 25,000,000 preferred shares.  As of the date hereof, there are 2,000,000
Series A common shares outstanding, 6,502,000 Series B common shares outstanding, and no shares of preferred stock have been issued.

Common Stock

The holders of the Series A common shares are entitled to ten votes per share and the holders of Series B common shares are entitled to one vote per share with respect to all matters on which holders of Kingdom Vision's common stock are entitled to vote. However, they are junior in priority to the Series B common shares and the Series B shareholders must receive an amount equal to the initial purchase price of their shares before the Series A shareholders share pro-ratably in any dividends or distribution of assets. Holders of the Series B common shares have the right to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of Kingdom Vision available for distribution to holders of shares of Series B common shares upon liquidation, dissolution, or winding up of the affairs of Kingdom Vision.
Holders of common stock do not have preemptive, subscriptive, or conversion rights. The common stock does not have cumulative voting rights. As a result, the existing Series A shareholders of Kingdom Vision have the power to retain control over Kingdom Vision, despite any accumulation of common stock pursuant to this offering.




Preferred Stock

Kingdom Vision's articles of incorporation authorize the issuance of 25,000,000 shares of no par value preferred stock.
The board of directors of Kingdom Vision are authorized to issue the preferred stock from time to time in Series And are further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

Transfer Agent.   Corporate Stock Transfer of Denver, Colorado
acts as the transfer agent for Kingdom Vision.


                            LEGAL MATTERS

Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by the law firm of Malcolm D. Crawford and Associates, 3631 East Seventh
Avenue Parkway, Denver, Colorado  80206.

There is no litigation pending or, to our knowledge, threatened to which the property of Kingdom Vision is subject or to which Kingdom Vision may be a party. No such proceedings are known to be contemplated by governmental authorities or any other parties.

                              REPORTS

Pursuant to the Rules and Regulations of the Securities and Exchange Commission, we will provide our Investors with Annual
Reports containing audited financial statements, together with Quarterly Reports containing unaudited financial statements and Interim Reports containing information regarding relevant information about the operations of Kingdom Vision.

                             FINANCIAL STATEMENTS

The Kingdom Vision financial statements from inception to March 8, 2000 have been audited by John M. Arledge &
Associates, Inc., certified public accountants.










INDEPENDENT AUDITOR'S REPORT




To the Board of Directors of
Kingdom Vision Network, Inc.


We have audited the accompanying balance sheet of Kingdom
Vision Network, Inc. (the "Company") as of March 8, 2000, and the related statements of operations, shareholders' equity, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingdom Vision Network, Inc. as of March 8, 2000, and the results of its operations and cash flows for the period then ended in conformity with generally accepted accounting principles.


John M. Arledge & Associates, Inc.
Edmond, Oklahoma
March 13, 2000




KINGDOM VISION NETWORK, INC
BALANCE SHEET
MARCH 8, 2000


ASSETS

Cash                          $157,300
Prepaid Expenses                10,000
Total Assets                  $167,300

LIABILITIES AND EQUITY
Shareholder payable             10,000
Total Liabilities               10,000
Common Stock                   157,300
Total Liabilities and Equity    167,300

See accompanying notes and independent auditor's report.




KINGDOM VISION NETWORK, INC
STATEMENT OF OPERATIONS
For the initial Period March 3 through March 8, 2000.


Total Revenue                         None

Total Expenses                        None

Net Income                            None

See accompanying notes and independent auditor's report.





KINGDOM VISION NETWORK, INC
STATEMENT OF SHAREHOLDERS EQUITY
For the initial Period March 3 through March 8, 2000.

Beginning Balance                      None
Net Income                             None
Issuance of Common Stock            157,300

Total shareholder's Equity         $157,300

See accompanying notes and independent auditor's report.






KINGDOM VISION NETWORK, INC
STATEMENT OF CASH FLOWS
For the initial Period March 3 through March 8, 2000.


Cash flows from operating activities         None
Cash flows from investing activities         None
Cash flows from financial activities
Issuance of Common Stock                   157,300
Net cash provided by financing activities  157,300

Net increase in cash                       157,300
Cash at beginning of period                      -
Cash at end of period                      157,300


See accompanying notes and independent auditor's report.






KINGDOM VISION NETWORK, INC.

NOTES TO FINANCIAL STATEMENTS
March 8, 2000


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  REPORTING ENTITY

Kingdom Vision Network, Inc. (the "Company") was incorporated in the State of Colorado on March 3, 2000. The principal business of the Company is to provide religious and moral electronic services, including a national television network, communications services and family-oriented products.


B.  BASIS OF ACCOUNTING

The Company prepares its financial statements on the accrual basis of accounting and in accordance with generally accepted accounting principles.


C.  CASH AND CASH EQUIVALENTS

The Company has defined cash and cash equivalents as cash and investment items having an original maturity of three months or less when purchased.


2.  CAPITALIZATION

The Company is authorized to issue 50,000,000 shares of common stock, no par value, and 25,000,000 shares of preferred stock, no par value.
As of March 8, 2000, there are 6,425,000 Series B common shares issued and outstanding.

The Board of Directors have authorized a Private Placement Memorandum be filed with the Securities and Exchange Commission pursuant to Regulation D, Section 505 of the Securities Act of 1933 as amended for an aggregate of not less than $3,000,000.

In addition, the Board of Directors has authorized the Company to take stock subscriptions with said funds to be placed in an escrow account at a bank to be designated and released into the Corporation's treasury at such time as the subscribers have received their copy of the Private Placement Memorandum and have executed the subscription agreement that is attached to the Private Placement Memorandum.
Subsequent to the balance sheet date, $30,500 has been received.

3.  EMPLOYEE INCENTIVE STOCK OPTION PLAN

The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan ("the Plan") pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B Common shares to be reserved for issuing to key executives and employees pursuant to the Plan. Up to 2,500,000 options may be granted.

4.  RELATED PARTY TRANSACTION

The Company has recorded the sum of $10,000 paid for the initial preparation of the Private Placement Memorandum by a member of the Board of Directors, properly recorded as prepaid legal expense and shareholder payable on the balance sheet.





                            PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

The Colorado Corporation Code grants to Kingdom Vision the power to indemnify the officers and directors of Kingdom Vision, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Kingdom Vision and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Our bylaws provide as follows:

Kingdom Vision shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Kingdom
Vision, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of Kingdom Vision or is or was serving at the request of Kingdom Vision as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of Kingdom Vision and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of Kingdom Vision and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Kingdom Vision shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Kingdom Vision to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Kingdom Vision or is or was serving at the request of Kingdom Vision as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of Kingdom
Vision; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Kingdom Vision unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of Kingdom Vision has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the first two paragraphs of this Article VII
(unless ordered by a court) shall be made by Kingdom Vision only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.


Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Kingdom Vision in advance of the final disposition of such action, suit, or proceeding as authorized in this Article VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by Kingdom Vision as authorized in this
Article VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Kingdom Vision or who is or was serving at the request of Kingdom
Vision as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Kingdom Vision would have the power to indemnify him against such liability under the provisions of this Article VII.

Item 25.  Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of the common stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

Registration fee                      $5,828.00
Printing expenses                      5,000.00
Accounting fees and expenses          15,000.00
Legal fees and expenses               45,000.00
State securities law fees
   and expenses                       10,000.00
Stock Transfer Escrow Agent Fees       1,500.00
Miscellaneous expenses                 2,000.00
                                      ---------
Total                                 84,328.00
                                      =========


Item 25.  Recent Sales of Unregistered Securities

The Company's shares of Series A and Series B common stock were issued to management and advisory board members for no cash consideration, but for services rendered in reliance upon the except transactions section contained in Sections 4(2) and 4(6) of the Securities Act of 1933, and comparable state regulations.

Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3)               Articles of Incorporation dated
                     March 3, 2000
(3.1)             Bylaws
(4)               Specimen certificate for common stock
(5)               Consent and Opinion of Malcolm Crawford regarding
                  legality of securities registered under this
                  Registration Statement and to the references to
                  such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Not Applicable
(11)              Not Applicable
(12)              Not Applicable



(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of John M. Arledge & Associates, Inc.,
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information in the registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase
and the terms of any later reoffering.   If the underwriters make any
public offering of the securities on terms different from those on the cover page of the prospectus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not applicable.

(d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Fort Mill, South Carolina, as of the 31st day of May, 2000.

Kingdom Vision Network, Inc.


By  /s/ Randall Worley
    ------------------------
    Randall Worley
    President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors.

Signature                          Title                    Date
---------                         ------                    -----
/s/ Dr. Mark Hanby             Chairman and CEO          May 31, 2000
----------------------
Dr. Mark Hanby

/s/ Randall Worley
----------------------        President and Director     May 31, 2000
Randall Worley

/s/ Dale Hill
---------------            Senior Vice President         May 31, 2000
Dale Hill                        and Director

/s.Carl Thompson
-----------------       Senior Vice President/Director   May 31, 2000
Carl Thompson

/s/Mark D. Hanby, II
-------------------        Executive Vice President      May 31, 2000
Mark D. Hanby, II                COO

/s/Arlen Best
-----------------          Vice President of Marketing   May 31, 2000
Arlen Best                       and Director

/s/Dale Bronner
--------------------         Director                    May 31, 2000
Dale Bronner

/s/Marc Harris
--------------------         Director                    May 31, 2000
Marc Harris

/s/Eddie Long
--------------------         Director                    May 31, 2000
Eddie Long


/s/Clarence McClendon
--------------------         Director                    May 31, 2000
Clarence McClendon

/s/Earl Paulk
--------------------         Director                    May 31, 2000
Earl Paulk

/s/Carlton Pearson
--------------------         Director                    May 31, 2000
Carlton Pearson
